Exhibit 99.1

QTS REPORTS SECOND QUARTER 2014 OPERATING RESULTS

OVERLAND PARK, Kan. – July 29, 2014 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the second quarter ended June 30, 2014. The Company completed its initial public offering on October 15, 2013, pursuant to which the Company became the general partner of QualityTech, LP (the “Predecessor”). The following financial data for the three and six months ended June 30, 2014, three months ended March 31, 2014, and as of June 30, 2014 and December 31, 2013 is that of the Company. The financial data for the three and six months ended June 30, 2013 is that of the Predecessor.

Second Quarter Highlights

•	Reported Operating FFO of $18.4 million in the second quarter of 2014, an increase of 66% compared to the second quarter of 2013. Operating FFO for the second quarter of 2014 on a fully diluted per share basis was $0.50 per share.

•	Reported Adjusted EBITDA of $23.3 million in the second quarter of 2014, an increase of 32% compared to the second quarter of 2013.

•	Reported NOI of $33.7 million in the second quarter of 2014, an increase of 25% compared to the second quarter of 2013.

•	Total revenues of $51.3 million recognized in the second quarter 2014, an increase of 20% compared to the second quarter 2013. Monthly Recurring Revenue (MRR) as of June 30, 2014 increased by 26% to $16.0 million compared to MRR as of June 30, 2013.

•	Executed new and modified leases aggregating to a net increase of $17.7 million in incremental annualized rent, net of downgrades which brought the Company’s booked-not-billed annualized rent to $41.0 million. Both the net sales activity and booked-not-billed balances are the highest levels in the Company’s history. This does not include the lease at the acquired New Jersey facility discussed below.

•	Acquired McGraw Hill facility in New Jersey and entered into a ten-year lease with Atos on that facility on June 30, 2014.

“We are pleased with the performance for the quarter, which is centered on the success of our fully integrated technology services platform and 3C product offering. Our strong financial growth, along with our market leading return on equity, is evidence that our strategy and premium customer service is being valued by our customers. Our recent transactions are further evidence of our ability to unlock value through enterprise outsourcing opportunities like McGraw Hill Financial, Inc. and Atos. We also demonstrated in Chicago our continued ability to find infrastructure rich assets at a low basis in strategic new markets,” said Chad Williams, Chairman and CEO - QTS.

Williams added, “In addition, our stable pricing, along with record leasing activity and signed and committed backlog, gives us strong confidence in our continued future success.”

Financial Results

Net income recognized in the second quarter of 2014 was $3.9 million ($0.11 per basic and diluted share) compared to a net loss recognized in the second quarter of 2013 of $1.2 million. QTS generated Operating

1 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

FFO of $18.4 million in the second quarter of 2014, an increase of approximately 66% compared to $11.1 million for the second quarter of 2013. Additionally, QTS generated $23.3 million of Adjusted EBITDA in the second quarter of 2014, an increase of 32% compared to $17.7 million for the second quarter of 2013. MRR as of June 30, 2014 was $16.0 million, an increase of 26% compared to MRR as of June 30, 2013 of $12.7 million, with total revenues increasing by 20% to $51.3 million for the second quarter 2014 compared to $42.9 million for the second quarter 2013. As discussed in the prior quarter’s earnings release, the Company recorded a one-time restructuring charge aggregating to approximately $1.0 million in the second quarter of 2014 (an additional $0.2 million is expected to be incurred in the third quarter of 2014). Additionally, transaction costs which were primarily related to the New Jersey acquisition aggregating $1.1 million were incurred in the second quarter of 2014. Both charges were removed when calculating Operating FFO and Adjusted EBITDA.

Leasing Activity

During the second quarter of 2014, QTS entered into customer leases representing approximately $1.5 million of incremental MRR, net of downgrades, (which represents approximately $17.7 million of incremental annualized rent). Moreover, the average new custom data center (C1) and colocation (C2)/cloud and managed services (C3) lease rates executed during the quarter are higher than the trailing four quarter rates for each respective product. Overall second quarter 2014 new/modified blended lease rate of $329 per square foot was lower than the trailing four quarter average due to a considerably higher proportion of C1 business in the quarter driven by both large upgrades and new customer leases at our Dallas-Fort Worth, Atlanta Metro and Richmond facilities. A more detailed analysis of this activity is set forth in the Company’s supplemental information.

During the second quarter of 2014, QTS renewed leases with a total annualized rent of $7.5 million at an average rent per square foot of $735, which was 1.0% higher than their annualized rent prior to their respective renewals. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal, which facilitates rate comparability. As summarized in more detail in our supplemental information, there is variability in our renewal rates based on the mix of product types renewed, and renewal rates are expected to continue to increase in the low single digits. Rental churn (which is the MRR impact from a customer completely departing the platform in a given period compared to the total MRR at the beginning of the period) for the second quarter of 2014 was 1.9%.

During the second quarter of 2014, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $1.6 million of MRR (and representing approximately $19.2 million of annualized rent) at $584 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $1.6 million of MRR (representing approximately $19.2 million of annualized rent) at $365 per square foot. The difference in these commencements on a per square foot basis is largely due to the timing and magnitude of C1 lease commencements relative to C2/C3 lease commencements. A more detailed analysis of this activity is set forth in the Company’s supplemental information.

As of June 30, 2014, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of June 30, 2014) was approximately $3.4 million, or $41.0 million of annualized rent. Of this booked-not-billed balance, approximately $1.4 million of MRR was attributable to new customers and approximately $2.0 million of MRR was attributable to existing customers. The booked-not-billed balance is expected to contribute an incremental $4.7 million to revenue in 2014 (representing $13.5 million in annualized revenues), an incremental $7.1 million in 2015 (representing $13.6 million in annualized revenues), and an incremental $13.9 million in annualized revenues thereafter.

2 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

Development, Redevelopment, and Acquisitions

During the second quarter of 2014, the Company brought online approximately 45,000 net rentable square feet (NRSF) of raised floor at an aggregate cost of approximately $50 million. In addition, during the second quarter of 2014 the Company continued redevelopment of the Dallas-Fort Worth, Atlanta – Metro, Richmond, Atlanta – Suwanee and Sacramento facilities. Over 80,000 net rentable square feet of space related to these redevelopment projects is expected to be ready for its intended use in the third and fourth quarters of 2014.

On June 30, 2014, QTS completed the acquisition of a data center facility in New Jersey (the “New Jersey facility”), from McGraw Hill Financial, Inc., for an aggregate cost of approximately $75 million. This facility is located on approximately 194 acres and consists of approximately 560,000 gross square feet, including approximately 58,000 square feet of raised floor, and 12 MW of gross power. The facility has the capacity to more than double its raised floor square footage and gross power by adding 100,000 raised square feet and up to 20 MW, respectively. The property on which the facility is located contains a 50-acre, 14.1 MW solar field.

Concurrently with this acquisition, QTS entered into a triple net 10-year lease plus a 15-year extension option with Atos, a leading international information technology services company headquartered in Bezos, France. This lease is expected to generate a 10+% return on invested capital in the New Jersey facility. Under this arrangement, QTS will provide Atos with its custom data center (C1) offering as well as its new QTS Critical Facilities Management service (CFM), which leverages QTS’ expertise in data center management and services to run data center facilities for enterprise customers. Atos will package QTS’ C1 and CFM services with their own comprehensive IT outsourcing service offering for McGraw Hill Financial, who will continue to locate its data center needs in the New Jersey facility.

On July 8, 2014, QTS completed the acquisition of the former Sun Times Press facility in downtown Chicago, Illinois, for approximately $18 million. The facility currently contains approximately 317,000 gross square feet with capacity for approximately 134,000 square feet of raised floor and 24 MW of power. QTS intends to redevelop the facility which will increase its size to approximately 400,000 gross square feet with raised floor capacity of approximately 215,000 square feet and 37MW of power. The facility also has access to long-haul fiber and is situated on 30 acres of land that can be developed.

Balance Sheet and Liquidity

As of June 30, 2014, QTS’s total debt balance was $531.2 million, resulting in a debt to annualized Adjusted EBITDA of 5.7x. The debt balance includes the acquisition of the New Jersey facility of $75 million on June 30, 2014, however, adjusted EBITDA does not reflect the EBITDA impact associated with the acquisition. Assuming a projected $8 million of annualized adjusted EBITDA associated with the New Jersey acquisition and also adding the estimated total debt associated with the acquisition of the Chicago facility of $18 million, the resulting debt to adjusted EBITDA would be 5.4x.

On June 30, 2014, the Company entered into an amendment to the Richmond Credit Agreement dated as of December 21, 2012. The Credit Agreement amendment extended the maturity from December 18, 2015 to June 30, 2019 and reduced the total revolving credit commitments from $100 million to $80 million, but included an accordion feature that allows the Company to increase the size of the credit facility up to $200 million. The amendment to the Richmond Credit Agreement also provided for a decrease in the interest rate for LIBOR loans from a margin rate ranging from 4.00% to 4.50% to a margin rate ranging from 2.10% to 2.85%, with the rate determined by the overall leverage ratio as defined in the agreement.

3 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

On July 23, 2014, the Company closed on its offering of $300 million of unsecured 5.875% Senior Notes due 2022 (“the Notes”). The Notes have an interest rate of 5.875% per annum and were issued at a price equal to 99.211% of their face value. The proceeds from the offering were used to repay amounts outstanding under the unsecured credit facility, including $75 million outstanding under the unsecured term loan, with the remaining proceeds being used to repay a portion of amounts outstanding under the unsecured revolving credit facility. The Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of our subsidiaries. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

In addition to the Notes discussed above, the Company has received an aggregate of $50 million of additional loan commitments. $40 million of those commitments are related to the Richmond Credit Facility and $10 million on the Unsecured Revolving Credit facility, all of which are scheduled to close in the third quarter of 2014.

Taking into account the $300 million Senior Notes that were issued and the additional $50 million of loan commitments and adjusting for the approximately $18 million paid for the Chicago facility, the Company’s pro forma liquidity at June 30, 2014 was approximately $450 million (which includes cash and cash equivalents and capacity under the respective credit facilities).

2014 Guidance

QTS is revising its 2014 guidance for Adjusted EBITDA to a range of $97.0 million to $101.0 million. This increase is due to improved core performance and ramping of the New Jersey lease with Atos. QTS is maintaining its 2014 guidance of Operating FFO in the range of $73.0 million to $77.0 million, or Operating FFO per share of $1.95 to $2.05 as the aforementioned increase from improved core performance and the lease with Atos will be offset by incremental interest expense from the transactions QTS has undertaken to fix its interest rates, extend maturities and improve liquidity. QTS is revising its 2014 guidance on development Capital Expenditures to approximate $200 million, largely due to accelerating the build-out of the Dallas-Fort Worth facility.

This guidance is calculated based on core revenue growth, excluding acquisitions, in the mid to high teens (which ramp during the year), annual rental churn of 5-8%, and does not contemplate any additional acquisitions, dispositions or financing activities other than those which have already been disclosed.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described in below.

Conference Call Details

The Company will host a conference call July 30, 2014, at 10:00 a.m., Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

4 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 8494974 and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast, earnings presentation and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab. - See more at: http://investors.qualitytech.com/upcoming-webcasts

About QTS

QTS Realty Trust, Inc. (NYSE:QTS) is a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. The Company’s data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. The Company has a fully integrated platform through which it owns and operates its data centers and provides a broad range of information technology infrastructure solutions. The Company believes that it owns and operates one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and has the capacity to more than double its leased raised floor square footage without constructing any new buildings. The Company’s portfolio is currently leased to over 800 customers comprised of companies of all sizes representing an array of industries

QTS Investor Relations Contact

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; national and local economic conditions; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties and operations;

5 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

6 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

The following financial data as of June 30, 2014 and December 31, 2013 is that of the Company.

	June 30, 2014	December 31, 2013
ASSETS
Real Estate Assets
Land	$48,576	$30,601
Buildings and improvements	829,057	728,230
Less: Accumulated depreciation	(157,202)	(137,725)

	720,431	621,106

Construction in progress	183,516	146,904

Real Estate Assets, net	903,947	768,010

Cash and cash equivalents	7,489	5,210
Rents and other receivables, net	12,574	14,434
Acquired intangibles, net	19,554	5,396
Deferred costs, net (1)	23,076	19,150
Prepaid expenses	4,298	1,797
Other assets, net (2)	19,989	17,359

TOTAL ASSETS	$990,927	$831,356

LIABILITIES
Mortgage notes payable	$87,739	$88,839
Unsecured credit facility	439,000	256,500
Capital lease obligations	4,441	2,538
Accounts payable and accrued liabilities	47,584	63,204
Dividends payable	10,657	8,965
Advance rents, security deposits and other liabilities	3,197	3,261
Deferred income	8,177	7,892
Derivative liability	159	453

TOTAL LIABILITIES	600,954	431,652

EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 29,016,774 and 28,972,774 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	290	289
Additional paid-in capital	320,390	318,834
Accumulated other comprehensive loss	(124)	(357)
Accumulated deficit	(13,341)	(3,799)

Total stockholders’ equity	307,215	314,967
Noncontrolling interests	82,758	84,737

TOTAL EQUITY	389,973	399,704

TOTAL LIABILITIES AND EQUITY	$990,927	$831,356

(1)	As of June 30, 2014 and December 31, 2013, deferred costs, net, included $6.9 million and $7.3 million of deferred financing costs, respectively, and $16.2 million and $11.9 million of deferred leasing costs, respectively.
(2)	As of June 30, 2014 and December 31, 2013, other assets, net, primarily included $16.6 million and $14.2 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and corporate software related assets.

7 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and

Comprehensive Income (Loss)

(in thousands)

The following financial data for the three and six months ended June 30, 2014 and three months ended March 31, 2014 is that of the Company. The following financial data for the three and six months ended June 30, 2013 is that of its Predecessor.

	Three Months Ended (unaudited)			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Revenues:
Rental	$41,966	$40,579	$34,783	$82,545	$68,589
Recoveries from customers	3,852	3,691	3,456	7,543	6,322
Cloud and managed services	4,970	4,231	4,325	9,201	8,435
Other (1)	550	442	376	992	1,092

Total revenues	51,338	48,943	42,940	100,281	84,438

Operating expenses:
Property operating costs	16,529	16,223	14,884	32,752	29,292
Real estate taxes and insurance	1,118	1,218	1,090	2,336	2,203
Depreciation and amortization	13,817	13,247	11,246	27,064	22,061
General and administrative (2)	11,473	10,778	9,696	22,251	19,290
Restructuring (3)	1,046	—	—	1,046	—
Transaction costs (4)	1,089	64	—	1,153	—

Total operating expenses	45,072	41,530	36,916	86,602	72,846

Operating income	6,266	7,413	6,024	13,679	11,592

Other income and expense:
Interest income	—	8	7	8	13
Interest expense	(2,208)	(2,065)	(5,084)	(4,273)	(11,634)
Other income (expense), net (5)	(110)	—	(2,179)	(110)	(3,277)

Income (loss) before taxes	3,948	5,356	(1,232)	9,304	(3,306)
Tax expense of taxable REIT subsidiaries	(27)	(28)	—	(55)	—

Net income (loss)	3,921	5,328	(1,232)	9,249	(3,306)
Net income attributable to noncontrolling interests (6)	(831)	(1,130)	—	(1,961)	—

Net income (loss) attributable to QTS Realty Trust, Inc	3,090	4,198	(1,232)	7,288	(3,306)
Unrealized gain on swap (7)	127	105	140	232	212

Comprehensive income (loss)	$3,217	$4,303	$(1,092)	$7,520	$(3,094)

(1)	Other revenue -Includes straight line rent, sales of scrap metals and other unused materials and various other income items.
(2)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, and other corporate general and administrative expenses. General and administrative expenses were 22.3%, 22.0%, and 22.6% of total revenues for the three month periods ended June 30, 2014, March 31, 2014, and June 30, 2013, respectively. General and administrative expenses were 22.2%, and 22.8% of total revenues for the six month periods ended June 30, 2014, and 2013, respectively.
(3)	Restructuring costs – For the three and six months ended June 30, 2014, the Company incurred $1.0 million in restructuring costs related to severance costs associated with various remote employees.
(4)	Transaction costs – For the three and six months ended June 30, 2014, we incurred $1.1 million and $1.2 million, respectively, in costs related to the examination of actual and potential acquisitions. There were no such costs incurred for the three and six months ended June 30, 2013.
(5)	Other income (expense), net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(6)	Noncontrolling interest – Concurrently with the completion of the initial public offering, QTS Realty Trust, Inc. consummated a series of transactions pursuant to which QTS became the sole general partner and majority owner of QualityTech, LP, which then became its operating partnership. Certain prior owners of QualityTech, LP retained 21.2% of ownership in the operating partnership.
(7)	Unrealized gain (loss) on swap – For derivative instruments that are accounted for as hedges, or for the effective portions of qualifying hedges, the change in fair value is recorded as unrealized gains (losses) on swap and is included in other comprehensive income (loss).

Center markets

8 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to FFO, Operating FFO & Adjusted Operating FFO

(in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non- real estate depreciation, straight line rent adjustments, and non-cash compensation.

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
FFO
Net income (loss)	$3,921	$5,328	$(1,232)	$9,249	$(3,306)
Real estate depreciation and amortizaton	12,203	11,864	10,110	24,067	19,617

FFO	16,124	17,192	8,878	33,316	16,311

Write off of unamortized deferred finance costs	110	—	2,179	110	3,277
Restructuring costs	1,046	—	—	1,046	—
Transaction costs	1,089	64	—	1,153	—

Operating FFO*	18,369	17,256	11,057	35,625	19,588

Maintenance Capex	(22)	(73)	(989)	(95)	(1,748)
Leasing Commissions paid	(2,839)	(2,249)	(2,545)	(5,088)	(4,515)
Amortization of deferred financing costs	621	582	693	1,203	1,605
Non real estate depreciation and amortizaton	1,616	1,382	1,136	2,998	2,444
Straight line rent revenue	(170)	(152)	(85)	(322)	(199)
Straight line rent expense	74	75	86	149	163
Equity-based compensation expense	1,065	911	420	1,976	795

Adjusted Operating FFO*	$18,714	$17,732	$9,773	$36,446	$18,133

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

9 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

The Company calculates EBITDA as net income (loss) excluding interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain on legal settlement and gain on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
EBITDA and Adjusted EBITDA
Net income (loss)	$3,921	$5,328	$(1,232)	$9,249	$(3,306)
Interest expense	2,208	2,065	5,084	4,273	11,634
Interest income	—	(8)	(7)	(8)	(13)
Tax expense of taxable REIT subsidiaries	27	28	—	55	—
Depreciation and amortization	13,817	13,247	11,246	27,064	22,061

EBITDA	19,973	20,660	15,091	40,633	30,376

Write off of unamortized deferred finance costs	110	—	2,179	110	3,277
Equity-based compensation expense	1,065	911	420	1,976	795
Restructuring costs	1,046	—	—	1,046	—
Transaction costs	1,089	64	—	1,153	—

Adjusted EBITDA	$23,283	$21,635	$17,690	$44,918	$34,448

10 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to Net Operating Income (NOI)

(in thousands)

The Company calculates net operating income, or NOI, as net income (loss), excluding: interest expense, interest income, tax expense of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain on sale of real estate, restructuring charge and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income (loss) to NOI is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Net Operating Income (NOI)
Net income (loss)	$3,921	$5,328	$(1,232)	$9,249	$(3,306)
Interest expense	2,208	2,065	5,084	4,273	11,634
Interest income	—	(8)	(7)	(8)	(13)
Depreciation and amortization	13,817	13,247	11,246	27,064	22,061
Write off of unamortized deferred finance costs	110	—	2,179	110	3,277
Tax expense of taxable REIT subsidiaries	27	28	—	55	—
Restructuring costs	1,046	—	—	1,046	—
Transaction costs	1,089	64	—	1,153	—
General and administrative expenses	11,473	10,778	9,696	22,251	19,290

NOI (1)	$33,691	$31,502	$26,966	$65,193	$52,943

Breakdown of NOI by facility:
Atlanta-Metro data center	$15,194	$14,402	$12,816	$29,596	$25,000
Atlanta-Suwanee data center	8,578	8,174	6,644	16,752	13,428
Santa Clara data center	3,318	2,730	2,751	6,048	5,498
Richmond data center	3,339	3,047	2,412	6,386	4,679
Sacramento data center	2,339	2,324	1,962	4,663	3,886
Other data centers	923	825	381	1,748	452

NOI (1)	$33,691	$31,502	$26,966	$65,193	$52,943

(1)	Includes facility level G&A allocation charges of 4% of revenue which aggregated to $2.0 million, $2.0 million and $1.7 million, for the three month periods ended June 30, 2014, March 31, 2014, and June 30, 2013, respectively, and $4.0 million and $3.4 million for the six month periods ended June 30, 2014, and 2013, respectively.

11 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Recognized MRR in the period
Total period revenues (GAAP basis)	$51,338	$48,943	$42,940	$100,281	$84,438
Less: Total period recoveries	(3,852)	(3,691)	(3,456)	(7,543)	(6,322)
Total period deferred setup fees	(1,164)	(1,219)	(1,126)	(2,383)	(2,188)
Total period other	(1,107)	(878)	(910)	(1,985)	(2,143)

Recognized MRR in the period	45,215	43,155	37,448	88,370	73,785

MRR at period end
Total period revenues (GAAP basis)	$51,338	$48,943	$42,940	$100,281	$84,438
Less: Total revenues excluding last month	(34,000)	(32,551)	(28,304)	(82,943)	(69,802)

Total revenues for last month of period	17,338	16,392	14,636	17,338	14,636
Less: Last month recoveries	(1,464)	(1,136)	(1,224)	(1,464)	(1,224)
Last month deferred setup fees	(421)	(410)	(391)	(421)	(391)
Last month other	582	(272)	(278)	582	(278)

MRR at period end	$16,035	$14,574	$12,743	$16,035	$12,743

12 QTS Q2 Earnings 2014	Contact: IR@qtsdatacenters.com